Exhibit 10.2

SEVERANCE BENEFIT AGREEMENT

THIS SEVERANCE BENEFIT AGREEMENT (this “Agreement”) is made and entered into effective as of July 6, 2026 (the “Effective Date”), by and between Archrock, Inc., a Delaware corporation (the “Company”) and Mohit Singh (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is employed as Chief Financial Officer of the Company;

WHEREAS, the Company and the Executive mutually desire to arrange for the Executive’s separation from employment with the Company and its affiliates in certain circumstances; and

WHEREAS, the Executive has previously entered into a Severance Benefit Agreement with the Company (the “Prior Agreement”), which is intended to be replaced and superseded in its entirety by this Agreement;

WHEREAS, (i) concurrently with the execution of this Agreement, the Company and Executive have entered into a Change of Control Agreement (the “Change of Control Agreement”), and (ii) if there is a Qualifying Termination of Employment under the Change of Control Agreement that does not constitute a Qualifying Termination of Employment for purposes of this Agreement, then the Change of Control Agreement shall apply in lieu of this Agreement.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Term. Subject to the provisions for earlier termination hereinafter provided, this Agreement shall begin on the Effective Date and continue in effect for a term of one (1) year (the “Initial Term”), and will automatically renew for successive one (1)-year terms (each, a “Renewal Term”) unless either party gives at least 365 days’ prior written notice to the other of its intent to terminate this Agreement (a “Non-Renewal”). The Initial Term and any Renewal Terms are collectively referred to in this Agreement as the “Term” and, in the event of Executive’s Qualifying Termination of Employment for Good Reason, the Term shall include any additional time period necessitated by the Company’s right to cure as set forth in the definition of Good Reason. This Agreement shall automatically terminate as of the last day of the applicable Term upon a Non-Renewal by the Company or the Executive or, if earlier, as of the date of the Executive’s termination of employment with the Company and all of its affiliates. Termination of this Agreement shall not alter or impair any rights of the Executive arising under this Agreement on or prior to such termination and shall not alter or impair the Company’s rights under Sections 4 or 5 of this Agreement.

2.             Qualifying Termination of Employment. If the Executive incurs a Qualifying Termination of Employment during the Term, the Executive shall be entitled to the benefits provided in Section 3(b) hereof, subject to the terms and conditions of this Agreement; provided, that if the Executive’s termination of employment constitutes a “Qualifying Termination of Employment” for purposes of the Change of Control Agreement, then the terms and conditions of the Change of Control Agreement shall control and the Executive’s termination shall not constitute a Qualifying Termination of Employment for purposes of this Agreement. If the Executive’s employment terminates during the Term for any reason other than for a Qualifying Termination of Employment, then the Executive shall not be entitled to any benefits under Section 3(b) of this Agreement.

For purposes of this Agreement:

(a)           A “Qualifying Termination of Employment” shall mean a termination of the Executive’s employment with the Company (and all of its affiliates) during the Term either (i) by the Company other than for Cause or (ii) by the Executive for a Good Reason. The Executive’s death or Disability (as defined below) during the Term shall not constitute a Qualifying Termination of Employment.

(b)           “Cause” shall mean the Company’s termination of the Executive’s employment due to one of the following reasons:

(i)	the commission by the Executive of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an affiliate);

(ii)	a conviction of the Executive for (or a plea of nolo contendere to) a felony or a crime involving fraud, dishonesty or moral turpitude;

(iii)	willful failure of the Executive to follow the written directions the Board of Directors of the Company (the “Board”);

(iv)	willful failure of the Executive to render services to the Company or an affiliate in accordance with the Executive’s employment arrangement, which failure amounts to a material neglect of the Executive’s duties to the Company or an affiliate; or

(v)	the Executive’s substantial dependence, as determined in the sole discretion of the Board, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended.

(c)           “Disability” shall mean Executive becoming entitled to long-term disability benefits under the Company’s long-term disability plan.

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(d)           “Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent:

(i)	a permanent change in the Executive’s duties or responsibilities which is materially inconsistent with either the type of duties and responsibilities of the Executive then in effect or with the Executive’s title, but excluding any such change that is in conjunction with and consistent with a promotion of the Executive;

(ii)	a material reduction in the Executive’s then current base salary;

(iii)	a material reduction in the Executive’s then current annual target bonus as a percentage of eligible earnings;

(iv)	a material reduction in the Executive’s employee benefits (without regard to bonus compensation, if any) if such reduction results in the Executive receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable executives of the Company generally;

(v)	the Executive’s being required to be based at any other office or location of employment more than fifty (50) miles from the Executive’s primary office or location of employment as of the Effective Date (other than in the case of repatriation); or

(vi)	willful failure by the Company to pay any compensation to the Executive when due;

provided, however, that, Good Reason shall not exist with respect to such an event unless the Executive provides the Company a written notice of termination that sets forth in reasonable detail the facts and circumstances supporting the occurrence of such event within ninety (90) days of the date of first occurrence of such event. If the Executive fails to provide such notice of termination timely, the Executive shall be deemed to have waived all rights the Executive may have under this Agreement with respect to such event. The Company shall have thirty (30) business days from the date of receiving such notice of termination to cure the event. If the Company timely cures the event, such notice of termination shall be deemed rescinded. If the Company fails to cure the event timely, the Executive shall be deemed to have terminated for Good Reason at the end of such thirty (30)-day cure period.

3.            Severance and Other Entitlements.

(a)            Accrued Obligations. Upon a termination of the Executive’s employment with the Company during the Term for any reason, the Company shall pay to the Executive, not later than the thirtieth (30th) day following the Separation Date (as defined below) (or such earlier date as may be required by applicable law), his or her base salary earned but unpaid through the Separation Date, his or her earned but unused vacation through the Separation Date and any unreimbursed business expenses through the Separation Date. In addition to the foregoing, if the Executive incurs a Qualifying Termination of Employment during the Term, Executive shall be entitled to the benefits provided in Section 3(b) hereof.

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(b)           Qualifying Termination of Employment. Subject to Sections 3(c) and 18 below, if the Executive incurs a Qualifying Termination of Employment during the Term, then upon the Executive’s “separation from service” with the Company (within the meaning of Section 409A (as defined below)) (the date of any such separation from service, the “Separation Date”), the Executive will be entitled to receive the following payments and benefits:

(i)            Severance Payment. The Company shall pay the Executive a lump-sum amount equal to the Severance Payment on the sixtieth (60th) day after the Separation Date. The “Severance Payment” shall be the sum of:

(x) the sum of (A) the Executive’s annual rate of base salary (without regard to bonus compensation) as in effect immediately prior to the Separation Date, plus (B) the amount of Executive’s target annual incentive award opportunity for the year in which the Separation Date occurs (the “Target Incentive Opportunity”) (not prorated); plus

(y) the Executive’s Target Incentive Opportunity for the year in which the Separation Date occurs, prorated to the Separation Date; plus

(z) any earned but unpaid annual incentive award for the Company’s fiscal year ending prior to the Separation Date (and, if the prior year’s annual incentive award has not yet been calculated as of the Separation Date, such amount shall be payable when calculated, but in no event later than March 15th of the year following the year in which the Separation Date occurs).

(ii)            Equity.

(x)            Each of the Executive’s outstanding equity, equity-based or cash awards (including, without limitation, any stock options, restricted stock, restricted stock units and performance shares or units) based in common stock of the Company, but excluding any Cliff-Vesting Performance Awards (as defined below) that would have otherwise vested on the next vesting date immediately following the Separation Date will vest as of the Separation Date and will be paid or delivered in accordance with the terms of the applicable award agreements. With respect to the Executive’s performance shares or units, if any, that are vested as of the Separation Date (after taking into consideration any accelerated vesting that occurs in accordance with this Section 3(b)(ii)(x)), but excluding, for the avoidance of doubt, any Cliff-Vesting Performance Awards (which shall be treated in accordance with Section 3(b)(ii)(y) below), (a) if the achievement of the performance goals applicable to such performance shares or units, as applicable, has been measured as of the Separation Date, such vested, earned and payable performance shares or units, as applicable, shall be paid to the Executive on the sixtieth (60th) day after the Separation Date in cash, shares of the Company’s common stock or a combination thereof (as provided in the applicable award agreement); and (b) if the achievement of the performance goals applicable to such performance shares or units, as applicable, has not yet been measured as of the Separation Date, then such achievement and the resulting number of earned and payable performance shares or units, as applicable (such shares or units that become earned and payable based on actual performance, the “Earned Units”), shall be determined by the Compensation Committee of the Board in accordance with its normal practices and timing following the conclusion of the applicable performance period, and such Earned Units shall be paid to the Executive in accordance with the terms of the applicable award agreement between the Executive and the Company, but in no event later than March 15th of the year following the year in which the Separation Date occurs; provided, that if the achievement of the applicable performance goals cannot be determined prior to March 15th of the year following the year in which the Separation Date occurs, the vested performance shares or units, as applicable, shall be paid to the Executive at target.

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(y)            With respect to the Executive’s performance shares or units which are based in common stock of the Company and subject to time-based cliff vesting at the end of a three (3)-year performance period (any such period, a “Performance Period”), if any, that are outstanding as of the Separation Date (collectively, the “Cliff-Vesting Performance Awards”), (a) if the Separation Date occurs during the first full year of the applicable Performance Period, one-third (1/3) of the target number of performance shares or units (as applicable) will vest as of the Separation Date and such vested performance shares or units (as applicable) will be paid to the Executive at target on the sixtieth (60th) day after the Separation Date, (b) if the Separation Date occurs during the second full year of the applicable Performance Period, two-thirds (2/3) of the target number of performance shares or units (as applicable) will vest as of the Separation Date and will be paid to the Executive at target on the sixtieth (60th) day after the Separation Date, and (c) if the Separation Date occurs during or after the last full year of the applicable Performance Period, then (i) if the achievement of the performance goals applicable to such performance shares or units, as applicable, has been measured as of the Separation Date, the resulting number of earned and payable performance shares or units, as applicable, will vest as of the Separation Date and shall be paid to the Executive on the sixtieth (60th) day after the Separation Date; and (ii) if the achievement of the performance goals applicable to such performance shares or units, as applicable, has not yet been measured as of the Separation Date, then such achievement and the resulting number of earned and payable performance shares or units, as applicable, shall be determined by the Compensation Committee of the Board in accordance with its normal practices and timing following the conclusion of the applicable Performance Period, and such resulting number of earned and payable performance shares or units, as applicable, will vest as of the Separation Date and shall be paid to the Executive in accordance with the terms of the applicable award agreement between the Executive and the Company, but in no event later than March 15th of the year following the year in which the Separation Date occurs; provided, that if the achievement of the applicable performance goals cannot be determined prior to March 15th of the year following the year in which the Separation Date occurs, the performance shares or units, as applicable, shall be paid to the Executive at target.

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(z)            With respect to any performance shares or units, as applicable, based in common stock of the Company which become payable under this Section 3(b)(ii): (i) such performance shares or units, as applicable, shall be paid to the Executive in cash, shares of the Company’s common stock or a combination thereof (as provided in the applicable award agreement); and (ii) to the extent that any such performance shares or units, as applicable, are paid to the Executive in cash (in whole or in part), the amount of cash payable in respect of such award (or portion thereof) will be determined based on the closing price of a share of the Company’s common stock on the Separation Date. Notwithstanding the terms of any Company (or affiliate) plan or agreement between the Company (or an affiliate thereof) and the Executive to the contrary, the accelerated vesting of all equity awards held by the Executive as of the Separation Date shall be governed by this Section 3(b)(ii).

(iii)            Medical Benefits. The Company shall pay the Executive a lump-sum amount on the sixtieth (60th) day after the Separation Date equal to twelve (12) months of the portion of the monthly premiums that would be payable by the Company under the Company’s group health plan following the Separation Date had the Executive’s employment not terminated, based upon the Executive’s elections as in effect on the Separation Date, together with the monthly administrative fee that would be assessed under COBRA. Should the Executive elect to continue health insurance coverage through COBRA beyond the Separation Date (for as long as COBRA permits), the Executive will be solely responsible for enrolling in such coverage, the cost of that coverage (including the associated administrative fee), and for ensuring the full amount of the premium payments are timely made. The Executive acknowledges that the lump-sum payment representing the Company’s monthly portion of the premiums and administrative fees paid to the Executive will constitute taxable income to the Executive.

(c)            Waiver. The foregoing to the contrary notwithstanding, the Executive’s entitlement to the payment and benefits described in Section 3(b) hereof, are subject to, and contingent upon the Executive’s execution, without revocation during the seven (7)-day revocation period following execution, of the Waiver and Release attached hereto as Exhibit A (the “Waiver”) within twenty-one (21) days (or forty-five (45) days to the extent required by applicable law) following the Separation Date (but not before the Separation Date). The Company’s obligation to make any payments otherwise due under Section 3(b) hereof shall cease in the event the Executive fails to execute the Waiver within the time period set forth herein, and thus the Executive shall not be entitled to any of the payments and entitlements provided in Section 3(b). No payments shall be made until the expiration of the seven (7)-day revocation period following the Executive’s execution of the Waiver (the “Waiver Effective Date”). Regardless of whether the Executive executes the Waiver, the Executive is entitled to elect COBRA continuation coverage under the Company’s group health plan for the Executive and the Executive’s covered dependents, subject to the Executive’s payment of the full COBRA cost and without any reimbursement by the Company of any portion of that cost.

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(d)            Other Benefits. Nothing herein shall be deemed to affect the Executive’s rights to any accrued and/or vested benefits as of the Separation Date, including, without limitation, pursuant to any deferred compensation plan or program, any employee stock purchase plan or the Company’s 401(k) plan, in accordance with the terms and conditions of the applicable agreements, plans and programs for such benefits. The parties acknowledge and agree that the Severance Payment is not eligible compensation for purposes of the Company’s 401(k) plan (and thus is not eligible for a matching contribution thereunder).

Notwithstanding anything herein to the contrary, if (i) the Executive resides outside of the United States and is entitled to receive severance or similar benefits (“Statutory Severance”) under the laws of the Executive’s country of residence and (ii) the Executive incurs a Qualifying Termination of Employment during the Term and becomes entitled to the payments and benefits provided in Section 3(b) hereof, then the Executive will be entitled to receive either (i) the Statutory Severance or (ii) the payments and benefits described in Section 3(b), whichever is greater.

4.             Nondisparagement Covenant. The Executive, acting alone or in concert with others, agrees that from and after the Separation Date Executive will not publicly criticize or disparage the Company or its affiliates, or privately criticize or disparage the Company or its affiliates in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or its affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Executive to any state or federal law enforcement or regulatory agency or any legislative or regulatory committee or require notice to the Company thereof.

5.             Post-Separation Date Assistance. Following the Separation Date, the Executive agrees that the Executive will reasonably and appropriately respond to all inquiries from the Company relating to any current or future litigation of which the Executive may have relevant information, and shall make himself or herself reasonably available to confer with the Company and otherwise provide testimony as the Company may deem necessary in connection with such litigation, subject in all cases to the Executive’s other business and personal commitments. Such assistance shall not exceed five (5) days per year and shall be provided by the Executive without remuneration, but the Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in complying with this Section 5 upon the presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive.

6.             Assignment. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company without the Executive’s prior written consent except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets. The Executive may not assign this Agreement or any of the Executive’s rights and obligations under this Agreement without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding on, and inure to the benefit of, the Company and the Executive and their respective successors and assigns.

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7.             No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

8.             Arbitration. Any dispute, controversy or claim arising out of or relating to the obligations under this Agreement, shall be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution Rules. The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one party of the other party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels submitted by the American Arbitration Association (the “AAA”). The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected. Either party may appeal the arbitration award and judgment thereon and, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. This agreement to arbitrate shall not preclude the parties from engaging in voluntary, non-binding settlement efforts including mediation. All fees and expenses of the arbitration, including a transcript if requested but not including the legal costs and fees incurred by any party to such arbitration, will be borne by the parties equally. Each party shall be responsible for its own legal costs and fees.

9.             Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Archrock, Inc.

9807 Katy Freeway, Suite 100

Houston, Texas 77024

Attn: SVP Human Resources

To the Executive:

At the address on file in the Company’s personnel records.

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery or by overnight delivery service, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth (5th) day after the day on which such notice is mailed.

10.           “At-Will” Employment. Nothing in this Agreement modifies the nature of the employment relationship between the Company and its affiliates and the Executive which continues to be an “at-will” relationship.

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11.           Tax Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

12.           Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

13.           Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

14.           Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

15.           Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of law thereof.

16.           Venue. Except as provided in Section 8, any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of the Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.

17.           Section 409A. Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and accompanying Department of Treasury regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”), and, to the extent applicable, the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be or become subject to Section 409A, the Company shall negotiate in good faith with the Executive to adopt such amendments to this Agreement and/or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 18 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

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Notwithstanding any provision of this Agreement to the contrary, the Company and the Executive agree that no benefit or benefits under this Agreement, including, without limitation, any severance payments or benefits payable under Section 3(b) hereof, shall be paid to the Executive during the six (6)-month period following the Separation Date if paying such amounts at the time or times indicated in this Agreement would constitute a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first (1st) business day next following the earlier of (i) the date that is six (6) months and one day following the date of the Executive’s termination of employment, (ii) the date of the Executive’s death or (iii) such earlier date as complies with the requirements of Section 409A, the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

18.            Entire Agreement. Each party acknowledges that this Agreement is the complete and exclusive statement of the agreement between the parties regarding the subject matter herein and supersedes any other oral or written agreements between the parties or any other Company policy with respect to the subject matter hereof or any other matters related to the Executive’s termination of employment with the Company or its affiliates, including the Prior Agreement; provided, however, that the Change of Control Agreement shall remain in full force and effect through the Separation Date (and if there is a Qualifying Termination of Employment under the Change of Control Agreement, then the Change of Control Agreement shall apply in lieu of this Agreement (and this Agreement shall be of no further force and effect)). This Agreement may not be modified or altered except by a written instrument duly executed by both parties.

[Execution Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of the Effective Date.

Archrock, Inc.

By:
D. Bradley Childers
Chief Executive Officer

EXECUTIVE

Mohit Singh

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Exhibit A

WAIVER AND RELEASE

In exchange for the consideration offered under the Severance Benefit Agreement between me and Archrock, Inc. (the “Company”), dated as of July 6, 2026 (the “Agreement”), I hereby waive all of my claims and release the Company, any affiliate, subsidiary or venture of the Company, including, but not limited to, any of their respective officers, directors, employees, partners, investors, counsel or agents, their benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I understand that I have at least [twenty-one (21)] [forty-five (45)] calendar days to consider whether to sign and return this Waiver and Release to the Company by first-class mail or by hand delivery in order for it to be effective. If I sign this release prior to the expiration of the [twenty-one (21)] [forty-five (45)] day period, I waive the remainder of that period. I waive the restarting of the [twenty-one (21)] [forty-five (45)] day period in the event of any modification of this Waiver and Release, whether or not material.

In exchange for the consideration offered to me by the Agreement, which I acknowledge provides consideration to which I would not otherwise be entitled, I agree not to sue or file any charges of discrimination, or any other action or proceeding with any local, state and/or federal agency or court regarding or relating in any way to the Company with respect to the claims released by me herein, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Corporate Group, except with respect to rights under the Agreement, rights under employee benefit plans or programs other than those specifically addressed in the Agreement, and such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Agreement or this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold any taxes required by law from the amount payable to me under the Agreement and that such amount shall be reduced by any monies owed by me to the Company.

This Waiver and Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Waiver and Release are any claims which by law cannot be waived in a private agreement between an employer and employee, including but not limited to claims under the Fair Labor Standards Act and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, the right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, advancement of expenses and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or any written agreement between me and the Company; and (b) the right to any unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan, tax-qualified plan or other Benefit Plans. For the avoidance of doubt, the term “Benefit Plans” includes any outstanding equity awards under an equity incentive plan, any deferred compensation plan, any employee stock purchase plan and the Company’s 401(k) plan.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

I understand that for a period of seven (7) calendar days following my signing this Waiver and Release (the “Waiver Revocation Period”), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Agreement, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under the Agreement to which I would not otherwise have been entitled. I understand that failure to revoke my acceptance of the offer within the Waiver Revocation Period will result in this Waiver and Release becoming effective, permanent and irrevocable at the end of the Waiver Revocation Period.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions, have it explained to me and had the opportunity to seek independent legal advice with respect to the matters addressed in this Waiver and Release and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release, except for those claims specifically not released by me herein.

By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.

AGREED TO AND ACCEPTED this
6th day of July, 2026

Mohit Singh